Exhibit 4.13

TANGER PROPERTIES LIMITED PARTNERSHIP

as Issuer

TANGER FACTORY OUTLET CENTERS, INC.

as Guarantor

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

SIXTH SUPPLEMENTAL INDENTURE

Dated as of July 2, 2009

SIXTH SUPPLEMENTAL INDENTURE, dated as of July 2, 2009 (the “Sixth Supplemental Indenture”), by and among TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina limited partnership (the “Issuer”), TANGER FACTORY OUTLET CENTERS INC., a North Carolina corporation (the “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION (as successor in interest to State Street Bank and Trust Company), a national banking association having a corporate trust office at 100 Wall Street, Suite 1600, New York, New York 10005, as successor trustee under the Original Indenture (as defined below) (the “Trustee”).

RECITALS

WHEREAS, the Issuer executed and delivered the Indenture (the “Original Indenture”), dated as of March 1, 1996, to the Trustee to issue from time to time for its lawful purposes debt securities evidencing the Issuer’s senior unsecured Indebtedness.

WHEREAS, Section 901(11) of the Original Indenture provides that the Issuer, Guarantor and Trustee may enter into a supplemental indenture without the consent of Holders of Securities or Coupons to amend or supplement any provision contained in the Original Indenture or in any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Securities then Outstanding.

WHEREAS, the Sixth Supplemental Indenture will not affect the interests of the Holders of any Securities presently Outstanding because the Amendments contained in the Sixth Supplemental Indenture will apply only to Series of Securities issued pursuant to the Original Indenture following the date hereof.

WHEREAS, the Issuer and the Guarantor desire, and have requested, the Trustee to join with it in entering into the Sixth Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 901(11) of the Original Indenture.

WHEREAS, the execution and delivery of this Sixth Supplemental Indenture has been authorized by the Board of Trustees of Tanger GP Trust, the sole general partner of the Issuer, and the Board of Directors of the Guarantor.

WHEREAS, the consent of Holders to the execution and delivery of this Sixth Supplemental Indenture is not required, and all other actions required to be taken under the Original Indenture with respect to this Sixth Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE 1

DEFINITIONS

Section 1.01 Relation to Original Indenture and Supplemental Indentures

(a) This Sixth Supplemental Indenture shall constitute an integral part of the Original Indenture.

Section 1.02 Definitions. For all purposes of this Sixth Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Original Indenture;

(b) Terms defined both herein and in the Original Indenture shall have the meanings assigned to them herein;

(c) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Sixth Supplemental Indenture; and

(d) All other terms used in this Sixth Supplemental Indenture, which are defined in the Trust Indenture Act or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires), shall have the meanings assigned to such terms in the Trust Indenture Act and in the Securities Act as in force at the date of the execution of this Sixth Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Sixth Supplemental Indenture as a whole and not to any particular Article, Section or other Subdivision. The terms defined in this Article include the plural as well as the singular.

ARTICLE 2

AMENDMENTS TO INDENTURE

For all series of Securities issued pursuant to the Original Indenture following the date hereof, the Original Indenture is hereby amended as follows:

Section 2.01 Amendment to Section 1005. Section 1005 of the Original Indenture shall be deleted, and amended and restated in its entirety to read as follows:

“Section 1005. Maintenance of Properties.

Each of the Issuer and the General Partner will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer and the General Partner may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however , that the Issuer, the General Partner and any Subsidiary shall not be prevented from closing, selling or otherwise disposing for value their respective properties except as otherwise provided in Article Eight.”

Section 2.02 Amendment to Section 1006. Section 1006 of the Original Indenture shall be deleted, and amended and restated in its entirety to read as follows:

“Section 1006. Insurance.

The Issuer and the General Partner will, and will cause each of their respective Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility.”

Section 2.03 Amendment to Section 1011. Section 1011 of the Original Indenture shall be deleted, and amended and restated in its entirety to read as follows:

“Section 1011. Restrictions on Dividends and Other Distributions.

The Issuer will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Issuer’s capital for the purpose of acquiring interests in real property or otherwise) unless, immediately after giving pro forma effect to such distribution, (a) no default hereunder shall have occurred or be continuing; and (b) the aggregate sum of all distributions made after the date hereof shall not exceed the sum of (i)95% of the aggregate cumulative Funds From Operations of the Issuer accrued on a cumulative basis from the date hereof until the end of the last fiscal quarter prior to the contemplated payment, and (ii) the aggregate Net Cash Proceeds received by the Issuer after the date hereof from the issuance and sale of Capital Stock of the Issuer or the General Partner to the extent such proceeds are contributed to the Issuer; provided, however, that the foregoing limitation in clauses (a) and (b) shall not apply to any distribution or other action which is necessary to maintain the General Partner’s status as a REIT under the Code, if the aggregate principal amount of all outstanding Indebtedness of the General Partner and the Issuer on a consolidated basis at such time is less than 60% of Adjusted Total Assets.”

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01 Ratification of Original Indenture. Except as expressly modified or amended hereby, the Original Indenture, as modified by any supplemental indenture entered into prior to the date hereof continues in full force and effect and is in all respects confirmed, ratified and preserved.

Section 3.02 Provisions Binding on Issuer’s Successors. All the covenants, stipulations, promises and agreements of the Issuer contained in this Sixth Supplemental Indenture shall bind its successors and assigns whether so expressed or not.

Section 3.03 Official Acts by Successor Corporation. Any act or proceeding by any provision of this Sixth Supplemental Indenture authorized or required to be done or performed by any board, committee, trustee or officer of the Issuer shall and may be done and performed with like force and effect by the like board, committee, trustee or officer of any corporation, trust or other entity that shall at the time be the lawful sole successor of the Issuer.

Section 3.04 Governing Law. THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.05 Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee. Upon any application or demand by the Issuer to the Trustee to take any action under any of the provisions of the Original Indenture or this Sixth Supplemental Indenture, the Issuer shall furnish to the Trustee an Officers’ Certificate stating that all conditions precedent, if any, provided for in the Original Indenture or this Sixth Supplemental Indenture relating to the proposed action have been complied with, and an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Each certificate or opinion provided for by or on behalf of the Issuer in the Original Indenture or this Sixth Supplemental Indenture and delivered to the Trustee with respect to compliance with a condition or covenant provided for in the Original Indenture or this Sixth Supplemental Indenture shall include (i) a statement that the person making such certificate or opinion has read such covenant or condition; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such certificate or opinion is based; (iii) a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

Section 3.06 Headings, Etc. The titles and headings of the articles and sections of this Sixth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07 Execution in Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.08 Trustee. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture. The statements and recitals herein are deemed to be those of the Issuer and not of the Trustee.

Section 3.09 Further Instruments and Acts. Upon request of the Trustee, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Original Indenture or this Sixth Supplemental Indenture.

Section 3.10 Waiver of Jury Trial. EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE ORIGINAL INDENTURE OR THIS SIXTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 3.11 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first written above.

Very truly yours, TANGER FACTORY OUTLET CENTERS, INC.

By:	/s/ Frank C. Marchisello, Jr.
Name: Frank C. Marchisello, Jr.
Title: Executive Vice President, Chief Financial Officer and Secretary

TANGER PROPERTIES LIMITED PARTNERSHIP By: Tanger GP Trust, its general partner

By:	/s/ Frank C. Marchisello, Jr.
Name: Frank C. Marchisello, Jr.
Title: Vice President, Treasurer and Assistant Secretary

[SEAL]

Attest:

By:	/s/ Virginia R. Summerell
Name: Virginia R. Summerell
Title: Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee, as aforesaid

By:	/s/ Carolina D. Altomare
Name: Carolina D. Altomare
Title: Vice President

Attest:

By:	/s/ Andrew Sinasky
Name: Andrew Sinasky
Title: Vice President